Exhibit 99.1

KINDER MORGAN, INC. COMPLETES ACQUISITION

OF EL PASO CORPORATION

Creates Largest Midstream and Fourth Largest Energy Company in North America

HOUSTON, May 24, 2012 – Kinder Morgan, Inc. (NYSE: KMI) today announced that it has completed its acquisition of El Paso Corporation (NYSE: EP), which was announced in October of 2011. Combining the two companies makes Kinder Morgan the largest midstream and the fourth largest energy company (based on combined enterprise value) in North America. Under the terms of the agreement, the transaction will be effective as of 12:01 a.m., New York City time, on May 25, 2012.

“We are delighted to close the El Paso transaction and we are very excited about the natural gas footprint that we now have in the United States with the addition of approximately 44,000 miles of natural gas pipelines from El Paso,” Richard D. Kinder, chairman and CEO of Kinder Morgan stated. “We are bullish on the future of natural gas and believe that it will be the fuel of choice in America for many years to come. It’s domestically abundant, clean and cheap. As the largest transporter and storage operator of natural gas in the United States, we have many growth opportunities across the country, and we are eager to get to work to leverage these assets for the benefit of our customers, our shareholders and our employees.”

Sale of Exploration and Production Assets Completed

The approximately $7.15 billion sale of El Paso’s exploration and production business (EP Energy) to affiliates of Apollo Global Management, LLC and others, which was announced in late February, has also closed. As previously announced, El Paso’s net operating loss carryforwards will largely offset taxes associated with the sale of the exploration and production business, and thus almost the entire proceeds from this sale will be used to reduce substantially the debt incurred by KMI to fund the cash portion of its purchase of El Paso.

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Integration and Growth Expectations

“I’m very pleased with the herculean effort that has occurred over the past several months to combine Kinder Morgan and El Paso,” Kinder said. “The integration planning effort was managed and fully staffed by personnel from the two organizations, ensuring that the people who understand best how to operate these assets are establishing how they will be managed moving forward. This has required a tremendous amount of work by a large number of people who are still responsible for their normal jobs. The value of their contributions will be realized by the combined organization for many years to come.”

The El Paso acquisition is expected to be nicely accretive to KMI. The company now anticipates cost savings in excess of $400 million per year, significantly higher than the previously announced projection of approximately $350 million per year. These cost savings will benefit KMI, Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB). KMI previously announced that, excluding the impact of the El Paso transaction, it expected to declare dividends of $1.35 per share for 2012. Now, incorporating the impact of the El Paso transaction, KMI expects to declare dividends of at least $1.40 per share for 2012. KMI also intends to recommend to its board of directors a dividend of $0.35 per share for the second quarter of 2012. KMP (and KMR) expects to meet or exceed its previously announced budget to declare distributions of $4.98 per unit (per share for KMR) for 2012.

Dropdowns and KMP Transactions

El Paso Pipeline Partners, L.P. (NYSE: EPB) has completed its purchase of the remaining 14 percent interest in Colorado Interstate Gas and all of Cheyenne Plains Pipeline from El Paso for $635 million and the assumption of approximately $242 million of proportional debt. This transaction is expected to be immediately accretive to EPB’s distributable cash flow.

As previously announced, KMI agreed to divest certain KMP assets to obtain Federal Trade Commission approval for the El Paso transaction. KMI has agreed to sell Kinder Morgan Interstate Gas Transmission, Trailblazer Pipeline Company, its Casper-Douglas natural gas processing and West Frenchie Draw treating facilities in Wyoming, and the company’s 50 percent interest in the Rockies Express Pipeline. The company has six months from the commission’s May 1, 2012, order to sell the assets.

Also as previously announced, KMI plans to offer assets to KMP to replace the divested assets. The company expects to drop down all of Tennessee Gas Pipeline and a portion of El Paso Natural Gas contemporaneously with the close of KMP’s divestitures, which are expected to occur in the third quarter this year. It is expected that the combination of the divestitures and the dropdowns will be neutral to KMP’s distribution per unit in 2012 and accretive thereafter.

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In April, KMP announced an agreement with an investment vehicle affiliated with Kohlberg Kravis Roberts & Co. L.P., whereby KMP will acquire a 50 percent interest in the joint venture that owns the Altamont gathering, processing and treating assets in the Uinta Basin in Utah and the Camino Real gathering system in the Eagle Ford Shale in Texas for $300 million in KMP common units. El Paso owns the other 50 percent of the joint venture. Upon closing, Kinder Morgan will own 100 percent of the joint venture, 50 percent at KMI and 50 percent at KMP. The transaction is expected to close in early June and to be immediately accretive to KMP’s distributable cash flow.

Board of Directors

KMI announced today that Anthony W. Hall, Jr., and Robert F. Vagt have been named to the KMI board of directors. As previously announced, two members of El Paso’s board were to join the KMI board following completion of the transaction. Hall served as a director at El Paso since 2001 and was a member of the Audit Committee and the Health, Safety & Environmental Committee. Hall has been engaged in the private practice of law since 2010 and previously served as chief administrative officer of the City of Houston. Vagt served as a director at El Paso since 2005 and chaired the Health, Safety & Environmental Committee and was a member of the Compensation Committee. He has served as president of The Heinz Endowments since 2008.

The EPB board of directors will be comprised of the same three outside directors who were serving prior to the Kinder Morgan-El Paso transaction, along with four Kinder Morgan officers who will replace the El Paso officers who had been on the board. Richard D. Kinder will serve as Chairman of the EPB board. Additionally, existing Kinder Morgan senior officers will serve in their same roles as officers of all of the publicly traded Kinder Morgan entities, including EPB.

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About Kinder Morgan

Kinder Morgan is the largest midstream and the fourth largest energy company (based on combined enterprise value) in North America with an enterprise value of over $90 billion. It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. Kinder Morgan, Inc. (NYSE: KMI) owns the general partner interest of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP, Kinder Morgan Management, LLC (NYSE: KMR) and EPB. For more information please visit www.kindermorgan.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

CONTACTS
Larry Pierce Media Relations (713) 369-9407 larry_pierce@kindermorgan.com	Mindy Mills Thornock Investor Relations (713) 369-9490 mindy_thornock@kindermorgan.com www.kindermorgan.com

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